EXHIBIT 15

To the Directors and Shareholders of Morgan Stanley:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial information of Morgan Stanley and subsidiaries for the three-month periods ended March 31, 2009 and 2008 and the one-month period ended December 31, 2008, and have issued our report dated May 7, 2009 (which report contains an explanatory paragraph relating to the change in fiscal year-end from November 30 to December 31 and recasting of prior interim financial statements to a calendar year basis, an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51”, and an explanatory paragraph relating to the adoption of FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, is incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/   Deloitte & Touche LLP
New York, New York
May 27, 2009